EXHIBIT  99

                                  NEWS RELEASE
                            THURSDAY, AUGUST 8, 2002

Contact:  Chad  Hyslop  (208)  331-8400
chyslop@americanecology.com     www.americanecology.com
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              AMERICAN ECOLOGY FULLY RESOLVES FEDERAL INVESTIGATION
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                       OF OAK RIDGE, TENNESSEE SUBSIDIARY
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     BOISE,  Idaho  -  Steve  Romano,  President  and Chief Executive Officer of
American Ecology Corporation [NASDAQ: ECOL], announced that subsidiary American Ecology Recycle Center (AERC) of Oak Ridge, Tenn. has fully resolved a longstanding investigation by the United States Attorney's Office for the Eastern District of Tennessee and other federal agencies. Today, attorneys representing AERC entered a guilty plea in United States District Court for the Eastern District of Tennessee to a single felony count of storing hazardous waste without the necessary permit at the subsidiary's Oak Ridge facility from 1997 to 2000. AERC also paid a $10,000 fine. The plea agreement recognizes the company's recent, voluntary contributions of $12,500 to the Tennessee Wildlife Resources Agency and $12,500 to the Tennessee Valley Authority Police to support environmental training and enforcement.

     "The past, improper management of these materials was an unacceptable departure from American Ecology's commitment to the highest standards of compliance with environmental regulations," Romano stated, adding "Today's plea agreement resolves all outstanding matters regarding these past practices."

     AERC purchased the Oak Ridge facility from Quadrex Corporation in 1994. In the months previous to purchasing the facility, a fire in a treatment process area at the facility resulted in the creation of contaminated liquid, which became AERC's responsibility with the acquisition. In 2000, AERC entered a Consent Agreement, paid a related $100,000 civil penalty


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to  the  U.S.  Environmental  Protection  Agency  for storing hazardous material without a permit, and obtained the required permit. The waste was properly removed and disposed of in December 2000.

     "The senior managers responsible for the Oak Ridge subsidiary when this problem arose are no longer employed by the company," Romano added, concluding, "The final resolution of this long-standing legal matter demonstrates the Company's commitment to addressing environmental and regulatory issues in a responsible fashion."

     American Ecology Corporation, through its subsidiaries, provides radioactive, PCB, hazardous and non-hazardous waste services to commercial and government customers throughout the United States, such as nuclear power plants, steel mills, medical and academic institutions and petro-chemical facilities.

     This press release contains forward-looking statements based on current expectations, beliefs, and assumptions. Actual results and outcomes may differ materially from what is expressed herein and no assurance can be given that resolution of this or any legal matter will result in improved financial performance at the Oak Ridge facility. For information on risk factors that could cause actual results to differ from expectations or could adversely impact operations, please refer to American Ecology Corporation's Report on Form 10-K, and most recent Form 10-Q filed with the Securities and Exchange Commission.

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